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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           CARLTON COMMUNICATIONS PLC

                            NEPTUNE ACQUISITION CORP.

                                       AND

                          NIMBUS CD INTERNATIONAL, INC.

                            Dated as of June 16, 1998




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                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS
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                                    ARTICLE I

                                    THE OFFER

1.01     The Offer.......................................................................................2
1.02     Company Actions.................................................................................3
1.03     Composition of the Board of Directors...........................................................4


                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

2.01     The Merger......................................................................................5
2.02     Conversion of Stock.............................................................................6
2.03     Dissenting Stock................................................................................6
2.04     Surrender of Certificates.......................................................................7
2.05     Payment.........................................................................................8
2.06     No Further Rights of Transfers..................................................................8
2.07     Stock Option and Other Plans....................................................................9
2.08     Certificate of Incorporation of the Surviving Corporation......................................10
2.09     By-Laws of the Surviving Corporation...........................................................10
2.10     Directors and Officers of the Surviving Corporation............................................10
2.11     Closing........................................................................................10

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.01     Representations and Warranties of the Company..................................................10
         (a)      Due Organization, Good Standing and Corporate Power...................................10
         (b)      Authorization and Validity of Agreement...............................................11
         (c)      Capitalization........................................................................11
         (d)      Consents and Approvals; No Violations.................................................13
         (e)      Company Reports and Financial Statements..............................................13

                                       -i-

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         (f)      Absence of Certain Changes............................................................14
         (g)      Title to Properties; Encumbrances.....................................................15
         (h)      Compliance with Laws..................................................................15
         (i)      Litigation............................................................................16
         (j)      Employee Benefit Plans................................................................16
         (k)      Taxes.................................................................................18
         (l)      Liabilities...........................................................................19
         (m)      Intellectual Properties...............................................................19
         (n)      Material Contracts....................................................................19
         (o)      Proxy Statement and Schedule l4D-9....................................................21
         (p)      Broker's or Finder's Fee..............................................................22
         (q)      Environmental Laws and Regulations....................................................22
         (r)      State Takeover Statutes; Charter Provisions...........................................24
         (s)      Opinion of Financial Advisor..........................................................24
         (t)      Rights Agreement......................................................................24
         (u)      Voting Requirements...................................................................24
3.02     Representations and Warranties of Parent and Sub...............................................25
         (a)      Due Organization; Good Standing and Corporate Power...................................25
         (b)      Authorization and Validity of Agreement...............................................25
         (c)      Consents and Approvals; No Violations.................................................25
         (d)      Offer Documents, Schedule l4D-9 and Proxy Statement...................................26
         (e)      Broker's or Finder's Fee..............................................................26
         (f)      Financing.............................................................................27

                                   ARTICLE IV

                       TRANSACTIONS PRIOR TO CLOSING DATE

4.01     Access to Information Concerning Properties and Records........................................27
4.02     Confidentiality................................................................................27
4.03     Conduct of the Business of the Company Pending the Closing Date................................27
4.04     Proxy Statement................................................................................30
4.05     Stockholder Approval...........................................................................30
4.06     Reasonable Efforts.............................................................................30
4.07     No Solicitation of Other Offers................................................................31
4.08     Notification of Certain Matters................................................................33
4.09     HSR Act........................................................................................33
4.10     Employee Benefits..............................................................................33
4.11     Directors' and Officers' Insurance; Indemnification............................................34
4.12     Guaranty of Performance........................................................................35
4.13     Financing......................................................................................35

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                                      -ii-

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                                    ARTICLE V

                         CONDITIONS PRECEDENT TO MERGER

5.01     Conditions Precedent to Obligations of Parent, Sub and the Company.............................35
         (a)      Approval of Company's Stockholders....................................................35
         (b)      HSR Act...............................................................................35
         (c)      Injunction............................................................................35
         (d)      Statutes..............................................................................36
         (e)      Payment for Common Stock..............................................................36

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

6.01     Termination....................................................................................36
6.02     Effect of Termination..........................................................................38

                                   ARTICLE VII

                                  MISCELLANEOUS

7.01     Fees and Expenses..............................................................................39
7.02     Representations and Warranties.................................................................39
7.03     Extension; Waiver..............................................................................40
7.04     Public Announcements...........................................................................40
7.05     Notices........................................................................................40
7.06     Entire Agreement...............................................................................41
7.07     Binding Effect; Benefit; Assignment............................................................42
7.08     Amendment and Modification.....................................................................42
7.09     Further Actions................................................................................42
7.10     Headings.......................................................................................42
7.11     Counterparts...................................................................................42
7.12     Applicable Law; Jurisdiction...................................................................42
7.13     Severability...................................................................................43
7.14     Certain Definitions............................................................................43

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                                      -iii-

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of June 16, 1998 (this "Agreement"), by and among Carlton Communications Plc, a company organized under the laws of England ("Parent"), Neptune Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Nimbus CD International, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and determined that it is in the best interests of their respective companies and stockholders for Sub to acquire the Company;

                  WHEREAS, in contemplation thereof it is proposed that Sub will make a tender offer (the "Offer") to purchase all the issued and outstanding shares of common stock, $0.01 par value, of the Company ("Common Stock"), upon the terms and subject to the conditions of this Agreement (including the conditions set forth in Annex A hereto), at a price of 11.50 per share net to the seller in cash (the "Offer Price");

                  WHEREAS, to complete such acquisition, the respective Boards of Directors of Parent, Sub and the Company, have approved the merger of Sub into the Company, with the Company being the surviving corporation (the "Merger"), upon the terms and subject to the conditions of this Agreement;

                  WHEREAS, the Directors of the Company have unanimously determined that each of the Offer and the Merger are fair to, and in the best interests of, the holders of Common Stock, approved the Offer and the Merger and recommended the acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company; and

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, certain stockholders of the Company (the "Selling Stockholders") are entering into an agreement with Parent and Sub (the "Stockholder Agreement"), pursuant to which, and upon the terms and subject to the conditions of which, the Selling Stockholders have agreed to tender (and not to withdraw) all of the shares of Common Stock currently owned and hereafter acquired by them pursuant to the Offer.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article VI hereof and so long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and are continuing, as promptly as practicable, but in no event later than the fifth business day after the date of this Agreement, Sub shall commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The obligations of Sub to accept for payment and to pay for any shares of Common Stock validly tendered and not withdrawn prior to the expiration of the Offer shall be subject only to the Tender Offer Conditions, any of which may be waived by Parent or Sub; provided, however, that neither Parent or Sub shall waive the Minimum Condition (as defined in Annex A) without the prior written consent of the Company. The Tender Offer Conditions are for the sole benefit of Parent and Sub and may be asserted by Parent and Sub regardless of the circumstances giving rise to any such Tender Offer Conditions and, subject to the immediately preceding sentence, may be waived by Parent and Sub in whole or in part. Parent and Sub expressly reserve the right to modify the terms of the Offer, including without limitation to extend the Offer beyond any scheduled expiration date; provided, however, without the consent of the Company, Sub shall not (i) reduce the number of shares of Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) add to the Tender Offer Conditions or otherwise modify the Tender Offer Conditions in a manner that is adverse to the holders of Common Stock or (iv) change the form of consideration payable in the Offer. Parent and Sub covenant and agree that, subject to the terms and conditions of this Agreement, including, but not limited to, the Tender Offer Conditions, unless the Company otherwise consents in writing, Sub will accept for payment and pay for the Common Stock in accordance with Rule 14e-1(c) of the Exchange Act; provided, however, that unless (i) any Person has made an Acquisition Proposal (as hereinafter defined), or (ii) any of the conditions of the Offer set forth in Annex A hereto shall not have been satisfied, the expiration date may not be extended beyond the 10th business day after the initial expiration date of the Offer without the Company's prior written consent, such consent not to be unreasonably withheld (it being expressly understood and agreed that, if all of the conditions set forth in Annex A hereto shall have been satisfied and no Person has made an Acquisition Proposal, Sub shall have the right, in its sole discretion, to extend the expiration date (through one or more extensions) through the 10th business day after the initial expiration date).

                  (b) As soon as reasonably practicable (and no more than five business days) after the date hereof, Parent and Sub shall file, and Parent, if necessary, shall cause Sub to file, with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain (included as an exhibit) or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and a form of the related letter of transmittal (the "Letter of Transmittal"), as well as all other information and exhibits required by law (which Schedule 14D-1, Offer to Purchase, Letter of Transmittal and such other information and exhibits, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to any information supplied by the Company in writing for inclusion in the
Schedule 14D-1 or derived from the Company's Commission Filings. Each of Parent and Sub agrees promptly to correct any information provided by it for use in the Offer Documents that shall be, or have become, false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the Commission and the other Offer Documents as so corrected to be disseminated to holders of Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Sub agrees to provide the Company and its counsel with copies (which shall be treated confidentially) of any written comments Parent and Sub or their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall, to extent practicable, provide the Company and its counsel an opportunity to comment on the proposed response of Parent and Sub to such comments.

                  1.02 Company Actions. The Company hereby approves of and consents to the Offer and the Merger and represents that (a) its Board of Directors (at a meeting duly called and held) has (i) determined by the unanimous vote of the Directors that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Common Stock, (ii) approved the Offer and the Merger and approved and adopted this Agreement in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), (iii) recommended the acceptance of the Offer and the approval and adoption of this Agreement by the stockholders of the Company, (iv) taken all other applicable action necessary to render Section 203 of the DGCL and all other applicable state takeover statutes, if any, inapplicable to the Offer, the Merger and the acquisition of shares of Common Stock by Sub pursuant to the Stockholders Agreement and the actions contemplated hereby and thereby; provided, however, that such recommendation may be withdrawn, modified or amended at any time or from time to time if the Board of Directors of the Company determines in its good faith judgment after consulting with independent outside counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary obligations under applicable law; and (b) Berenson Minella & Company ("Berenson Minella") has delivered to the Board of Directors of the Company its opinion that the consideration per share of Common Stock to be received by the holders of Common

Stock (other than Parent and Sub) pursuant to the Offer and the Merger is fair to the holders of Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion. The Company shall file with the Securities and Exchange Commission (the "Commission"), as soon as practicable after the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule l4D-9") containing the recommendations referred to in clause (a) of the preceding sentence and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act; provided, however, that such recommendation or other action may be withdrawn, modified or amended at any time or from time to time if the Board of Directors of the Company determines in its good faith judgment, after consulting with independent outside counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary obligations under applicable law. Parent and Sub and their counsel shall be given the opportunity to review and comment upon the Schedule l4D-9 prior to its filing with the Commission. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub in writing for inclusion in the Schedule 14D-9. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall, to the extent practicable, provide Parent and its counsel an opportunity to comment on the proposed response of the Company to such comments.

                  In connection with the Offer, the Company will promptly furnish Sub with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Sub with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Sub or its agents may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Sub and their respective affiliates, associates, agents, and advisors, shall keep confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

                  1.03 Composition of the Board of Directors. Promptly upon the acceptance for payment of, and payment by Sub in accordance with the Offer for, any shares of Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock so accepted for payment and paid for or otherwise acquired or owned by Sub or Parent and the denominator of which shall be the number of shares of Common Stock then issued and outstanding, and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors (including to cause directors to resign). Subject to applicable law, the Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9, so long as Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees. In furtherance thereof, the Company will increase the size of the Company's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Sub's designees to be elected to the Company's Board of Directors.

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

                  2.01 The Merger. (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 2.11 hereof), a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the DGCL and shall be filed on the Closing Date (as defined in Section 2.11 hereof). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions and requirements of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

                  (b) At the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

                  (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

                  2.02     Conversion of Stock.  At the Effective Time:

                  (a) Each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Sub), all of which shall be cancelled and none of which shall receive any payment with respect thereto and
         (ii) shares of Common Stock held by Dissenting Stockholders (as defined in Section 2.03 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each share of Common Stock pursuant to the Offer (the "Merger Consideration"); and

                  (b) Each share of common stock, par value $0.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

                  2.03 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of Delaware law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Stockholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Delaware; provided, however, that (i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of the shares of Common Stock outstanding at the Effective Time and held by Dissenting Stockholders, in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

                  2.04 Surrender of Certificates. (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States and reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Sub shall (and if necessary Parent shall cause Sub to) cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by any subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) a Letter of Transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the Letter of Transmittal, the Paying Agent shall promptly pay to the Person (as defined in Section 7.14 hereof) entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this
Article II. No interest shall be paid or accrued in respect of such cash payments.

                  (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

                  (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                  2.05 Payment. Concurrently with or immediately prior to the Effective Time, Sub or , if necessary, Parent shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub) or a Person known at the time of such deposit to be a Dissenting Stockholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Sub in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $500,000,000 in assets (collectively "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.02(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                  2.06 No Further Rights of Transfers. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 2.02(a) hereof and other than shares held by Dissenting Stockholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and exchanged for cash as provided in this Article II. At the close of business on the day of the

Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

                  2.07 Stock Option and Other Plans. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and use its reasonable best efforts to take all other actions necessary to (i) provide for the cancellation, effective at the Effective Time of all the outstanding stock options and other rights to purchase shares of Common Stock ("Options") and (ii) terminate, as of the Effective Time, the Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries (collectively, the "Stock Incentive Plans") and (iii) amend, as of the Effective Time, the provisions in any U.S. or Foreign Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any of its subsidiaries or any interest in respect of any capital stock of the Company or its subsidiaries to provide that there shall be no continuing rights to acquire, hold, transfer or grant any capital stock of the company or its subsidiaries or any interest in the capital stock of the Company or its subsidiaries. Immediately prior to the Effective Time, the Company shall use its reasonable best efforts to ensure that (i) each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments by the Company in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option whether or not then vested or exercisable and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time and (ii) each share of Common Stock previously issued in the form of grants of restricted stock or grants of contingent shares shall fully vest in accordance with their respective terms. In addition, any outstanding stock appreciation rights or limited stock appreciation rights shall be cancelled immediately prior to the Effective Time without any payment or other consideration therefor. As provided herein, the Company shall use its reasonable best efforts to ensure that the Stock Incentive Plans shall terminate as of the Effective Time. The Company will take all necessary steps to ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof. Notwithstanding any other provision of this Section 2.07 to the contrary, payment of the Cash Payment may be withheld with respect to any Option until the necessary consents are obtained.

                  2.08 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

                  2.09 By-Laws of the Surviving Corporation. The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

                  2.10 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

                  2.11 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sullivan and Cromwell, 125 Broad Street, New York, New York, as soon as practicable after the last of the conditions set forth in
Article V hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Company shall mutually agree (the "Closing Date").

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  3.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows:

                  (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Section 3.01(a) of the Company's disclosure letter (the "Company Disclosure Letter") delivered concurrently with the delivery of this Agreement, each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where such failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, operations or results of operations, financial condition (the "Condition") of the Company and its subsidiaries taken as a whole, or would not be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement. The Company has made available to Parent and Sub complete and correct copies of the Certificate of Incorporation and By-Laws of the Company and the comparable governing documents of each of its subsidiaries, in each case as amended to the date of this Agreement.

                  (b) Authorization and Validity of Agreement. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and unanimously approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote) or the consummation of the transactions contemplated by the Stockholders Agreement. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  (c) Capitalization. (i) The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.01. As of June 15, 1998, (1) 39,012,786 shares of Common Stock are issued of which 21,469,754 are outstanding, (2) 2,164,077 shares of Common Stock are reserved for issuance pursuant to outstanding Options granted under the Stock Plans,
         (3) 17,543,032 shares of Common Stock are held in the Company's treasury and (4) no shares of preferred stock were issued and outstanding. All issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of any preemptive rights. Except as set forth in this Section 3.01(c) or in Section 3.01(c) of the Company Disclosure Letter, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of or common stock of the Surviving Corporation pursuant to any Employee Benefit Plan (as defined in Section 3.01(j)). Neither the Company nor any of its subsidiaries has authorized or issued any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter.

                           (ii) Section 3.01(c)(ii) of the Company Disclosure
                  Letter lists all of the Company's subsidiaries. All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all liens, security interests, rights of first refusal, charges, security agreements, encumbrances, options, claims or any other encumbrances of any kind whatsoever ("Encumbrance") except as set forth in Section 3.01(c)(ii) of the Company Disclosure Letter. No shares of capital stock of any of the Company's subsidiaries are reserved for issuance or are held in the treasury of such subsidiary and there are no outstanding or authorized options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary, pursuant to which such subsidiary is or may become obligated to issue any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such subsidiary. Other than as set forth in Section 3.01(c)(ii) of the Company Disclosure Letter, there are no restrictions of any kind which prevent the payment of dividends by any of the Company's subsidiaries. Except for the subsidiaries listed in Section 3.01(c)(ii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

                  (d) Consents and Approvals; No Violations. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer are met,
         (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by DGCL are made and (iv) approval of the Merger by holders a majority of the outstanding shares of Common Stock entitled to vote, if required by the DGCL, is received, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable governing documents of any of its subsidiaries, in each case, as amended; (2) violate any statute, code, ordinance, rule, regulation, order or decree (collectively "Laws") of any court, arbitrator or of any governmental or regulatory body, agency or authority (each a "Governmental Entity") applicable to the Company or any of its subsidiaries or their respective properties or assets; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity by the Company; or (4) except as set forth in Section 3.01(d) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment, acceleration or other material right or obligation or limitation) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets are bound or subject except for in the case of clauses (3) and (4) above for any such filings, permits, consents, approvals, violations, breaches or Encumbrances which, individually or in the aggregate would not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole, or would not be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement (including the transactions contemplated by the Stockholders Agreement).

                  (e) Company Reports and Financial Statements. (i) Since January 1, 1996 the Company has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all forms, reports and documents filed with the Commission by the Company have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. The Company has made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the Commission from January 1, 1996 through the date of this Agreement (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "Commission Filings"). As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets, and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows, included in the Commission Filings, were prepared in accordance with generally accepted accounting principles ("GAAP") (as in effect from time to time) applied on a consistent basis, (except as may be indicated therein or in the notes or schedules thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in cash flows for the periods then ended.

                           (ii) The Company shall deliver to Sub and Parent as
                  soon as they become available true and complete copies of any report or statement mailed by it to its stockholders generally or filed by it with the Commission subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations thereunder. The consolidated financial statements of the Company included in such reports and statement will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended (subject in the case of any unaudited financial statements, to normal year-end adjustments).

                  (f) Absence of Certain Changes. Except as previously disclosed in the Commission Filings or as set forth in Section 3.01(f) of the Company Disclosure Letter, since March 31, 1997 or as specifically contemplated by this Agreement (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries taken as a whole; (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course consistent with past practice; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside of the ordinary course of business consistent with past practice; (iv) the Company and its subsidiaries have not increased the compensation of any officer or granted any general salary or benefits increase to their employees, in each case other than in the ordinary course of business consistent with past practice; (v) neither the Company nor any of its subsidiaries has taken any action referred to in Section 4.03 hereof, except as permitted thereby; (vi) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; (vii) there has been no change by the Company in accounting principles, practices or methods, except as may have been required by GAAP or applicable Law and (viii) neither the Company nor any of its subsidiaries has agreed (whether or not in writing) to do any of the foregoing.

                  (g) Title to Properties; Encumbrances. The Company and each of its subsidiaries has good, valid and marketable title to (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of December 31, 1997 except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of March 31, 1997 which have been sold or otherwise disposed of in the ordinary course of business consistent with past practice after such date, and (ii) all the material tangible properties and assets purchased by the Company and any of its subsidiaries since March 31, 1997 except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business consistent with past practice; in each case subject to no Encumbrance, except for (1) Encumbrances set forth in the consolidated balance sheet as of March 31, 1997 (including the notes thereto) or as set forth in Section 3.01(g) of the Company Disclosure Letter, (2) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its subsidiaries in the operation of its respective business, (3) statutory liens or liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business, (4) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (5) such Encumbrances as, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. All of the material properties and assets of the Company and its subsidiaries are in good working order, normal wear and tear excepted and are suitable for their current uses in their respective businesses.

                  (h) Compliance with Laws. Except as set forth in Section 3.01(h) of the Company Disclosure Schedule, the Company and its subsidiaries are in compliance with applicable Laws except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (i) Litigation. Except as disclosed in the Commission Filings or as set forth in Section 3.01(i) of the Company Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any Governmental Entity, pending, or to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties, assets or rights which would be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or would prevent or materially delay consummation of the transactions contemplated by this Agreement. Except as disclosed in the Commission Filings, neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit, arbitration or other proceeding which would have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or on the ability of the Company or any subsidiary to conduct its business as presently conducted or would prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (j) Employee Benefit Plans. (i) Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company and/or any of its United States subsidiaries or to which the Company or any such subsidiary contributes (or has any obligation to contribute) (collectively, the "US Employee Benefit Plans") is listed in Section 3.01(j)(i) of the Company Disclosure Letter. Also listed on the Disclosure Schedule are any bonus, deferred compensation, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control or incentive compensation plan or agreement maintained by the Company or any of its subsidiaries. Except as set forth in Section 3.01(j)(i) of the Company Disclosure Letter:
         (1) each US Employee Benefit Plan is in material compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (2) each US Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) and, to the knowledge of the Company, no event has occurred and no condition exists which would result in the revocation of any such determination; (3) no US Employee Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA;
         (4) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, covered by Title IV of ERISA ("Single Employer Plan") currently or formerly maintained by any of them, or the Single-Employer Plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or
         Section 414(b) or (c) of the Code (an "ERISA Affiliate"); (5) no notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any U.S. Employee Benefit Plan covered by Title IV of ERISA ("Pension Plan") within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement; (6) neither any Pension Plan nor any Single-Employer Plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver; (7) neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any Single-Employer Plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code; (8) under each Pension Plan which is a Single-Employer Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year; (9) the withdrawal liability of the Company and its subsidiaries under each U.S. Employee Benefit Plan which is a multiemployer plan to which the Company, any of its subsidiaries or an ERISA affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000; (10) neither the Company nor any of its subsidiaries, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any US Employee Benefit Plan that would result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (11) no US Employee Benefit Plan provides for post-employment or retiree health or life insurance benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (12) no litigation or administrative proceeding has been commenced, or, to the Company's knowledge, threatened with respect to any US Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); (13) all contributions required to be made under the terms of any US Employee Benefit Plan have been timely made or have been reflected in the Audited Financial Statements or the Preliminary Financial Statements.

                  (ii) Each employee benefit plan other than any US Employee Benefit Plan maintained or contributed to by any non-United States subsidiary of the Company is listed in Section 3.01(j)(ii) of the Company Disclosure Letter (collectively, the "Foreign Employee Benefit Plans"). Except as set forth in Section 3.01(j)(ii) of the Company Disclosure Letter: (1) each Foreign Employee Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; and (2) no litigation or administrative proceeding has been commenced, or, to the Company's knowledge, threatened, with respect to any Foreign Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and (3) with respect to each Foreign Employee Benefit Plan which is a pension plan, the Company and its subsidiaries have no material unfunded liabilities with respect to any such pension plan.

                  (k) Taxes. (i) The Company has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date, all material federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Company) (collectively, the "Returns"). Except as set forth in Section 3.01(k) of the Company Disclosure Letter, all material federal, state, local and foreign income, gross receipts, windfall profits, severance, property, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company, together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions to tax or penalties ("Taxes") due and payable by the Company have been, or prior to the Closing Date will be, paid or fully provided for on the books and records of the Company in accordance with GAAP, and all material Taxes not yet due and payable with respect to periods (or portions thereof) ending on or prior to the Closing Date have been or will be fully provided for on the books and records of the Company in accordance with generally accepted accounting principles. Except as set forth in Section 3.01(k) of the Company Disclosure Letter, (a) all Returns with respect to periods ending on or before the Closing Date have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Returns were required to be filed has expired, (b) no issues have been raised by any relevant taxing authority in connection with an audit or examination of any such Returns which are currently pending, and (c) no waivers of statutes of limitation are in effect with respect to any Taxes of the Company.

                           (ii) The Company is not, nor was it at any time
                  during the five-year period ending on the Closing Date, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

                           (iii) Except as set forth in Section 3.01(k) of the
                  Company Disclosure Letter, none of the Company, Parent or Sub will be obligated as a result of the transactions contemplated by this Agreement to make a payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (l) Liabilities. Except as set forth in Section 3.01(l) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has any material claims, liabilities or indebtedness outstanding except (i) as set forth in the consolidated balance sheet of the Company as of March 31, 1997, (ii) for liabilities incurred subsequent to March 31, 1997, in the ordinary course of business consistent with past practice, (iii) as set forth in the Commission Filings.

                  (m) Intellectual Properties. Except as would not have a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole, the Company and its subsidiaries own or have valid, binding and enforceable rights to use all patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use in connection with the business of the Company or its subsidiaries, without any known conflict with the rights of others. Except as set forth in Section 3.01(m) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has received any notice from any other Person pertaining to or challenging the right of the Company or any of its subsidiaries to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used by or licensed to the Company or its subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole.

                  (n) Material Contracts. Except as set forth in Section 3.01(n) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has or is bound by:

                            (i) any agreement, contract or commitment that
                  involves the performance of services by it of an amount or value (as measured by the revenue derived therefrom during 1997) in excess of $500,000 annually, unless terminable by the Company or its relevant subsidiary on not more than 90 days notice,

                           (ii) any agreement, indenture or other instrument
                  which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,

                          (iii) any agreement, contract or commitment to be
                  performed relating to capital expenditures in excess of $100,000 in any calendar year, or in the aggregate require expenditures in excess of $1,000,000 other than those capital expenditures approved as part of the Company's fiscal 1999 budget a true and correct copy of which has heretofore been provided to Parent,

                           (iv) any agreement, indenture or instrument relating
                  to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business, intercompany indebtedness and leases for telephones, copy machines, facsimile machines and other office equipment),

                            (v) any loan or advance to (other than advances to
                  employees in the ordinary course of business in amounts of $25,000 or less to any individual and $100,000 in the aggregate), or investment in (other than investments in subsidiaries), any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice),

                           (vi) any guarantee or other contingent liability in
                  respect of any indebtedness or obligation of any Person (other than in the ordinary course of business, consistent with past practice or with respect to any indebtedness or obligation of the Company or any subsidiary),

                          (vii) any management service, consulting or any other
                  similar type of contract, involving payments of more than $250,000 annually, unless terminable by the Company on not more than 90 days notice,

                         (viii) any agreement, contract or commitment limiting
                  the ability of the Company or any of its subsidiaries to engage in any line of business or to compete with any Person,

                           (ix) any warranty, guaranty or other similar
                  undertaking with respect to a contractual performance extended by the Company or any of its subsidiaries other than in the ordinary course of business, or

                            (x) any material amendment, modification or
                  supplement in respect of any of the foregoing.

                  Except as otherwise set forth in Section 3.01(n) of the Company Disclosure Letter, each contract or agreement set forth in Section 3.01(n) of the Company Disclosure Letter is in full force and effect and (A) there exists no default or event of default or event, occurrence, condition or act (including the consummation of Offer or the Merger) on the part of the Company or any subsidiary which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder and (B) no approval or consent of, or notice to, any person is needed in order that each such contract or agreement shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

                  (o) Proxy Statement and Schedule l4D-9. The definitive proxy statement and related materials, if required, to be furnished to the holders of Common Stock in connection with the Merger pursuant to
         Section 4.04 hereof (the "Proxy Statement") will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the Effective Time any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will promptly file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, Parent and Sub and their Counsel shall have a reasonable opportunity to review the amendment or supplement. None of the information supplied by the Company for inclusion in the Proxy Statement, will, at the date such information is supplied and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. None of the information in the Schedule 14D-9, at the respective times the Schedule 14D-9 is filed with the Commission, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent, Sub or their officers, directors or affiliates provided to the Company by Parent or Sub in writing for inclusion in the Schedule 14D-9. The Schedule l4D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule l4D-9 or any amendment or supplement thereto, the Company will promptly file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, Parent and Sub and their Counsel shall have a reasonable opportunity to review the amendment or supplement. None of the information supplied by the Company to Parent or Sub for inclusion or incorporation by reference in the Offer Documents contained, at the respective times the Offer Documents were filed with the SEC, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (p) Broker's or Finder's Fee. Except for Berenson Minella (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm) no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                  (q) Environmental Laws and Regulations. Except as set forth in
         Section 3.01(q) of the Company Disclosure Letter, or as would not have a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole:

                           (i) Hazardous Materials have not been generated,
                  used, treated or stored on any Company Property, except for quantities used or stored at such Property in compliance with Environmental Laws, required in connection with the normal operations and maintenance of such Property and as would not reasonably be expected to result in liability under any Environmental Law.

                           (ii) Hazardous Materials have not been released or
                  disposed of on any Company Property, except for quantities released on such Property in compliance with Environmental Laws and required in the normal operation and maintenance of such Property.

                           (iii) The Company and its subsidiaries are in
                  compliance with Environmental Laws and the requirements of permits issued under such Environmental Laws with respect to any Company Property.

                           (iv) There are no pending or threatened Environmental
                  Claims against the Company, any of its subsidiaries or, to the knowledge of the Company, any Company Property.

                           (v) neither the Company nor any subsidiary is subject
                  to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law.

                           (vi) none of the properties of the Company or any
                  subsidiary contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls.

                           (vii) there are no other circumstances or conditions
                  involving the Company or any subsidiary that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law.

                  As used in this Section 3.01(q), the following terms shall have the meanings set forth below:

                           (i) "Company Property" means any real property and
                  improvements currently or formerly owned, leased, used, operated or occupied by the Company or any of its subsidiaries.

                           (ii) "Hazardous Materials" means (a) any petroleum or
                  petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "Hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law or otherwise regulated under any Environmental Law.

                           (iii) "Environmental Law" means any applicable
                  federal, state, foreign or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Occupational Safety and Health Act, 28 U.S.C. ss. 2412; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Oil

                  Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; and their state and local counterparts and equivalents.

                           (iv) "Environmental Claims" means administrative,
                  regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (hereafter "Claims"), including (a) Claims by governmental or regulatory authorities for enforcement, investigations, monitoring, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Claims by any third party relating to any Environmental Law seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                           (v) "Release" means disposing, discharging,
                  injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

                  (r) State Takeover Statutes; Charter Provisions. Section 203 of the DGCL is inapplicable to the Offer, the Merger, this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to the Offer, the Merger or the transactions contemplated hereby or by the Stockholders Agreement.

                  (s) Opinion of Financial Advisor. The Company has received the opinion of Berenson Minella, to the effect that, as of the date of this Agreement, the consideration per share of Common Stock to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or will be, delivered to Sub and Parent.

                  (t) Rights Agreement. The Company has not adopted or otherwise implemented a stockholder rights plan or other similar agreement or instrument.

                  (u) Voting Requirements. Unless the Merger is consummated in accordance with the provisions of Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                  3.02 Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants to the Company as follows:

                  (a) Due Organization; Good Standing and Corporate Power. Parent is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except such instances where the failure to have such power and authority, individually or in the aggregate, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (b) Authorization and Validity of Agreement. Each of Parent and Sub has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of each of Parent and Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

                  (c) Consents and Approvals; No Violations. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer are met, and (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of either Parent or Sub; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent, Sub or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except for in the case of clauses (3) and (4) above for such filing, permit, consent, approval or violation, which would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (d) Offer Documents, Schedule l4D-9 and Proxy Statement. The Offer Documents will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. The Offer Documents will not, at the time such Offer Documents are filed with the Commission or are first published, sent or given to the Company's stockholders, as the case may be, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule l4D-1 or any amendment or supplement thereto, Sub will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to the Company and its counsel and the Company shall be given the opportunity to comment thereon. The written information supplied or to be supplied by Parent and Sub for inclusion in the Proxy Statement and the Schedule l4D-9 of the Company will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Company or its officers, directors and affiliates provided to Parent or Sub by the Company in writing for inclusion in the Offer Documents or amendments or supplements thereto.

                  (e) Broker's or Finder's Fee. Except for Lazard Freres & Co. LLC (whose fees and expenses as financial advisor to Parent and Sub will be paid by Parent or Sub), no agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                  (f) Financing. Parent has available to it sufficient funds to consummate the transactions contemplated hereby. On or prior to the purchase of shares of Common Stock pursuant to the Offer and Effective Time Parent shall provide or cause to be provided to Sub the funds necessary to consummate the transactions contemplated hereby.

                                   ARTICLE IV

                       TRANSACTIONS PRIOR TO CLOSING DATE

                  4.01 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending at the Effective Time, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its subsidiaries and all other information concerning the Company's or its subsidiaries' business, properties and personnel as Parent and Sub may reasonably request. The Company shall furnish promptly to Parent and Sub (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent and Sub may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Sub shall from time to time reasonably request.

                  4.02 Confidentiality. Information obtained by Parent and Sub and their respective counsel accountants, consultants and other authorized representatives pursuant to Section 4.01 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and Technicolor Video Cassettes, Inc. dated December 10, 1997.

                  4.03 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as specifically permitted, required or specifically contemplated by or otherwise described in this Agreement or otherwise consented to or approved by Sub and Parent (which consent or approval shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and, except with respect to Section 4.03(b)(xiv) which shall survive any termination of this Agreement in accordance with Section 6.02 hereof, ending at the Effective Time.

                  (a) The Company and each of its subsidiaries will conduct their respective businesses and operations only according to their ordinary course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, joint venture partners, employees, agents and others having business relationships with them;

                  (b) Neither the Company nor any of its subsidiaries shall (i) make any change in or amendment to its Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) distribute, issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries;
         (iv) declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split or combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock or its other securities, other than dividends in the ordinary course, consistent with past practice by a direct or indirect wholly owned subsidiary to is parent, (v) (A) enter into any contract or commitment with respect to capital expenditures in excess of $100,000, individually or $1,000,000, in the aggregate, other than those capital expenditures approved as part of the Company's fiscal 1999 budget; (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business or division thereof; or
         (C) enter into, amend, modify, supplement or cancel any material contract, (vi) except in the ordinary course of business, acquire a material amount of assets or securities or release or relinquish any material contract rights; (vii) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (a) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees (other than officers) of the Company and its subsidiaries in the ordinary course of business, consistent with past practice, (b) grant any severance or termination pay not currently required to be paid under existing severance plans, (c) enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or (d) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any present or former directors, officers or employees; (viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material properties or assets or incur or modify any indebtedness or other material liability (other than indebtedness incurred in the ordinary course under the Amended and Restated Credit Agreement among the Company, certain of its subsidiaries and NationsBank, N.A. (the "Existing Credit Facility") or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of another Person or, otherwise than in the ordinary course of business, consistent with past practice make any loan or extend credit; (ix) make any material tax election or settle or compromise any material tax liability; (x) except as required by applicable law or generally accepted accounting principles, make any material change in its method of accounting; (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger); (xii) agree to the settlement of any material claim or litigation (including, but not limited to any claim or litigation in respect of or related to any Environmental Law), (xiii) permit any material insurance policy naming it as beneficiary or a loss payable payee to be cancelled or otherwise terminate without notice to Parent unless such insurance policy is immediately replaced, with no gaps or lapses in coverage, with an insurance policy issued by a financially sound and reputable insurance company in at least such amounts and against at least such risks as the cancelled policy for a premium not greater than 110% of the premium for the cancelled or otherwise terminated policy, (xiv) take any action, including, without limitation, the adoption of any stockholder rights plan or similar agreement, arrangement or instrument or amendments to its Certificate of Incorporation (or other organizational or governing documents), which would, directly or indirectly, restrict or impair the ability of Parent or Sub to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company that may be acquired or controlled by Parent or Sub or permit any stockholder to acquire securities of the Company on a basis not available to Parent or
         (xv) agree, in writing or otherwise, to take any of the foregoing actions; and

                  (c) The Company shall not, and shall not permit any of its subsidiaries to, (i) take any action (or knowingly omit to take any action), engage in any transaction or enter into any agreement which action, knowing omission, transaction or agreement would cause any of the representations or warranties set forth in Section 3.01 hereof to be untrue as of the Closing Date, or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company; and

                  (d) The Company and each of its subsidiaries shall pay all material Taxes and shall use reasonable best efforts to pay all other Taxes as the same become due other than Taxes which are being contested in good faith.

                  4.04 Proxy Statement. If stockholder approval of the Merger is required by law, as promptly as practicable, the Company will promptly prepare and file a preliminary Proxy Statement with the Commission and will use its reasonable efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Parent, Sub and Company will cooperate with each other in connection with the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Promptly after the expiration or termination of the Offer, if required by the DGCL in order to consummate the Merger, the Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not use any proxy material in connection with the meeting of its stockholders without providing Parent and Sub with a reasonable opportunity to review and comment on such proxy material.

                  4.05 Stockholder Approval. (a) Promptly after the expiration or termination of the Offer, if required by DGCL in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such special meeting. The Company shall use its reasonable best efforts to solicit from its stockholders proxies, and, subject always to the fiduciary obligations of the Company's directors under applicable law, shall take all other action necessary and advisable to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement and the Merger. Subject to Section 4.07 of this Agreement, the Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock owned by Parent and its subsidiaries to be voted in favor of the Merger.

                  (b) Notwithstanding the foregoing, in the event that Sub shall acquire at least 90% of the outstanding Company Common Stock, the Company agrees, at the request of Parent and Sub, subject to Article V, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

                  4.06 Reasonable Efforts. Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable efforts to (a) take, or cause to be taken, all appropriate action, to do and cause to be done all things reasonably necessary, proper and advisable and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable efforts to obtain, as promptly as practicable and prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities, regulatory organizations, and other instrumentalities and agencies and other third parties to contracts with the Company and its subsidiaries as are necessary in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger and (b) as promptly as practicable, make, or cause to be made, all filings and other submissions necessary, proper or advisable with respect to this Agreement the transactions contemplated hereby under (x) the HSR Act and any related governmental request thereunder and (y) any other applicable laws or regulations; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without the written consent of Sub. The Company, Parent and Sub shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company, Parent and Sub shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

                  4.07 No Solicitation of Other Offers. (a) The Company and its affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents ("Agents") shall immediately cease any existing discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its subsidiaries shall, directly or indirectly, take (and the Company shall not authorize or permit its or its subsidiaries' Agents to take) any action to (i) encourage, solicit or initiate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with or furnish or disclose any information to, any Person (other than Parent or Sub) in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, except that, the Company may participate in discussions or negotiations with and, provided such Person enters into a confidentiality agreement with the Company on terms no more favorable to such Person than the confidentiality agreement between Technicolor Videocassette Inc., a wholly owned subsidiary of Parent, and the Company, furnish or disclose information to, any Person who has made, in the good faith judgment of the Board of Directors of the Company after consultation with their financial advisors, a bona fide offer or proposal (but not an inquiry) regarding a transaction that would constitute an Acquisition Proposal and that, if agreed with the Company, would constitute a Superior Proposal, provided such Acquisition Proposal was not initially solicited, encouraged or knowingly facilitated by the Company, its subsidiaries or their Agents in violation of this Agreement after the date hereof, and, provided further, that nothing in this Section 4.07 shall prevent the Company or Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer or from making such disclosure to the Company's stockholders, upon the advice of its independent outside legal counsel, as is required under applicable Federal Securities law. Any actions permitted under, and taken in compliance with, this Section 4.07 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

                  "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person or group relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of all or any portion of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning all or any portion of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or any transaction having similar economic effect involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement. "Superior Proposal" shall mean a bona fide proposal made by a third party to acquire all or a portion of the outstanding shares of the Company pursuant to a tender offer, a merger or a sale of all of the assets of the Company (x) on terms which the Board of Directors of the Company determines in their good faith reasonable judgment (after consultation with its independent outside financial and legal advisors) to be more favorable to the Company and its stockholders than the transactions contemplated hereby.

         (b) Except to the extent that, after consultation with independent outside counsel to the Company, the Board of Directors determines in good faith that such actions are required in order for the directors of the Company to satisfy their fiduciary duties to the Company and its stockholders or to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, the Board of Directors shall not take any action to withdraw or modify in a manner adverse to Parent or Sub, or take a public position inconsistent with, its approvals or recommendation of the Offer, the Merger or this Agreement or to recommend another Acquisition Proposal and shall not resolve to do any of the foregoing.

         (c) In addition to the obligations of the Company set forth in paragraph (a) above, on the date of receipt thereof, the Company shall advise Parent of any request for information regarding or that may be reasonably likely to result in, or any other inquiry or proposal relating to an Acquisition Proposal, the material terms and conditions of such request, inquiry or proposal and of any subsequent material amendments or changes thereto, and the identity of the Person making any such request, inquiry or proposal.

         (d) Immediately following the execution of this Agreement, the Company will request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal with respect to the Company to return and/or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company.

                  4.08 Notification of Certain Matters. The Company shall give prompt notice to Sub and Parent, and Parent and Sub shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or would be reasonably likely cause
(i) any representation or warranty contained in the Agreement to be untrue in any material respect or (ii) any of the Tender Offer Conditions to be unsatisfied, (b) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries under any material contract to which the Company or any of its subsidiaries is a party or under which any of their respective assets or properties is bound, or (c) any event, change in circumstances or other occurrence that has or would be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. Each of the Company on the one hand and Sub and Parent on the other shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                  4.09 HSR Act. The Company and Parent shall, as soon as practicable and in any event within ten days from the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

                  4.10 Employee Benefits. (a) From and after the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation shall (or, if necessary, Parent shall cause the Surviving Corporation to) ensure that all employees and officers of the Company at the Effective Time receive benefits in the aggregate substantially comparable to the benefits received by such individuals under US Employee Benefit Plans and Foreign Employee Benefit Plans immediately prior to the date hereof. Notwithstanding the foregoing, following the Effective Time, the Surviving Corporation may terminate the employment of any employee (subject to the payment of severance benefits payable to the employee in connection with such termination).

                  (b) From and after the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation shall (or, if necessary, Parent shall cause the Surviving Corporation to) keep in effect all severance policies that are applicable to employees and officers of the Company immediately prior to the date hereof.

                  (c) Following the Effective Time, (i) the Surviving Corporation shall (or, if necessary, Parent shall cause the Surviving Corporation to) ensure that no medical, dental, health or disability plan adopted by the Surviving Corporation shall have any preexisting condition limitations and (ii) the Surviving Corporation shall (or, if necessary, Parent shall cause the Surviving Corporation to) honor all deductibles and out-of-pocket expenses paid by the employees and officers of the Company and its U.S. subsidiaries under any medical, dental, health or disability plan of the Company and its subsidiaries during the portion of the calendar year prior to the time such employees become eligible to participate in any medical, dental, health or disability plan adopted by the Surviving Corporation.

                  (d) Following the Effective Time, for purposes of eligibility and vesting, the Surviving Corporation (and, if applicable, Parent) shall honor all service credit accrued by the employees and officers of the Company under all US Employee Benefit Plans and Foreign Employee Benefit Plans up to (and including) the Effective Time.

                  4.11 Directors' and Officers' Insurance; Indemnification. (a) From and after the Effective Time, the Surviving Corporation shall (or, if necessary, Parent shall take all necessary action to) ensure that the Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

                  (b) For six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties"); provided that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's, directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy; provided that the coverage provided by Parent's insurance shall be no less favorable to the Indemnified Parties and shall provide no fewer rights than the Company's directors' and officers' liability insurance policy currently in place. Notwithstanding anything to the contrary in this Section 4.11, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums paid by the Company as of the date of this Agreement for such insurance and if the annual premium for the insurance coverage that would otherwise be required pursuant to this Section 4.11 would exceed such amount, the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the annual premiums currently paid by the Company.

                  4.12 Guaranty of Performance. If Sub fails to perform any of its obligations under this Agreement, Parent shall, or shall cause another of its affiliates to, perform such obligations.

                  4.13 Financing. Parent shall provide Sub with the funds necessary to consummate the Offer, the Merger and the other transactions contemplated hereby.

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO MERGER

                  5.01 Conditions Precedent to Obligations of Parent, Sub and the Company. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

                  (a) Approval of Company's Stockholders. To the extent required by applicable law, this Agreement and the Merger shall have been approved and adopted by holders of a majority of the outstanding shares of the Common Stock of the Company entitled to vote in accordance with applicable law (if required by applicable law) and the Company's Certificate of Incorporation and By-Laws;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

                  (c) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

                  (d) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Common Stock illegal; and

                  (e) Payment for Common Stock. Sub shall have accepted for payment and paid for a number of shares of Common Stock tendered pursuant to the Offer that satisfies the Minimum Condition; provided that the foregoing shall not be a condition to Parent's and Sub's obligation to consummate the Merger if Sub's failure to purchase any shares of Common Stock violates the terms of the Offer.

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

                  6.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

                  (a) by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

                  (b) by either Parent and Sub, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                  (c) by Parent and Sub, on the one hand, or the Company, on the other hand, if the Effective Time shall not have occurred on or prior to September 30, 1998 (the "Outside Date"), unless the Effective Time shall not have occurred on or prior to the Outside Date because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

                  (d) by Parent and Sub, if the Offer is terminated or expires in accordance with its terms without Sub having purchased any Common Stock thereunder due to an event or occurrence which would result in a failure to satisfy any of the conditions set forth on Exhibit A hereto, unless any such failure shall have been caused by or resulted from the failure of Parent or Sub to perform in a material respect any covenant or agreement of either of them contained in this Agreement or the breach by Parent or Sub in a material respect of any representation or warranty of either of them contained in this Agreement;

                  (e) by Parent and Sub, in the event that (A) (i) any one or more representations, warranties, covenants or agreements of the Company contained in this Agreement that is qualified as to materiality shall be untrue, incorrect or breached in any respect except for such failures as would not be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or (ii) any one or more of such representations, warranties, covenants or agreements that is not so qualified shall be untrue incorrect or breached in any material respect which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole and, (B) in each case, cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice of such breach to the Company and (ii) two business days prior to the date on which the Offer expires;

                  (f) by the Company, if the Board of Directors of the Company determines that an Acquisition Proposal constitutes a Superior Proposal and the Board of Directors determines after consulting with independent outside counsel that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this
         Section 6.01(f) unless it has provided Parent and Sub with two business days prior written notice of its intent to so terminate this Agreement together with a reasonably detailed summary of the terms and conditions of such Superior Proposal; provided, further, that Parent shall receive the fees set forth in Section 7.01(b) immediately prior to any termination pursuant to this Section 6.01(f) by wire transfer in same day funds;

                  (g) by Parent and Sub, if (i) the Company or any of its subsidiaries or their Agents encourages, solicits or initiates the making of any Acquisition Proposal from any Person other than Parent or Sub or the Company or any of its subsidiaries or their Agents takes any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (other than as permitted by and taken in compliance with Section 4.07), (ii) the Company enters into any agreement with respect to or the making of an Acquisition Proposal or
         (iii) if the Company's Board of Directors shall have (A) failed to recommend to the Company's stockholders that such stockholders tender their shares of Common Stock pursuant to the Offer and vote to approve and adopt this Agreement or (B) amended, withdrawn or modified such recommendation in a manner adverse to Parent and Sub.

                  (h) by the Company, in the event that (A) (i) any one or more representations, warranties, covenants or agreements of Parent or Sub contained in this Agreement that is qualified as to materiality shall be untrue, incorrect or breached in any respect except where such failures as are not reasonably likely to materially and adversely affect Parent's or Sub's ability to complete the Offer or Merger or
         (ii) any one or more of such representations, warranties, covenants or agreements that is not so qualified shall be untrue, incorrect or breached which, individually or in the aggregate would be reasonably likely to materially and adversely effect Parent's or Sub's ability to complete the Offer or the Merger and (B) in each case cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice of such breach to the Parent and Sub and (ii), to the extent applicable, two business days prior to the date on which the Offer expires.

                  (i) by the Company, if Parent or Sub shall have (i) failed to commence the Offer within 5 business days following the date of this Agreement, (ii) terminated the Offer or (iii) failed to pay for shares of Common Stock pursuant to the Offer on or prior to the earlier of (x) the fifth day after any shares of Common Stock tendered in the Offer have been accepted for payment and (y) the Outside Date, unless in the case (i) or (ii) such failure shall have been caused by or resulted from the failure of the Company to satisfy the Tender Offer Conditions set forth in Annex A or a material breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 4.02, 7.01 and this Section 6.02 hereof shall survive any termination of this Agreement and Section 4.03(b)(xiv) of this Agreement shall survive termination of this Agreement until the thirtieth day following the expiration, termination or withdrawal of (without recommencement or amendment or the execution of any agreement with the Company or any one or more Selling Stockholders relating to) any Acquisition Proposal made by any Person prior to the expiration or termination of the Offer. Nothing in this
Section 6.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

                  7.01 Fees and Expenses. (a) Except as provided in paragraph
(b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  (b) If (w) (i) the Offer shall have remained open for a minimum of at least 20 business days, (ii) after the date hereof and prior to December 31, 1998 any Person (other than Parent or Sub) shall have become the beneficial owner of 50% or more of the outstanding shares of Common Stock and
(iii) the Minimum Condition (as defined in Annex A) shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, or (x) Parent and Sub shall have terminated this Agreement pursuant to Section 6.01(g), or (y) the Company shall have terminated this Agreement pursuant to Section 6.01(f), then the Company, if requested by Purchaser, shall promptly, but in no event later than two days after the date of such request, pay Parent up to $2,000,000 to reimburse Purchaser for the documented fees and expenses of Parent, Purchaser and Merger Sub related to this Agreement, the transactions contemplated hereby and any related financing and an additional fee of $8,000,000, which amounts shall be immediately payable by wire transfer in same day funds; provided, however, that if the Company shall have terminated this Agreement pursuant to Section 6.01(f), such amounts shall be paid in accordance with the provisions of such section. The Company acknowledges that the agreements contained in this Section 7.01(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 7.01(b) or
Section 6.01(f), and, in order to obtain such payments, Parent or Sub commences a suit which results in a judgment against the Company for the fees set forth in this paragraph (b), the Company shall pay to Parent and Sub its reasonably documented costs and expenses (including reasonably documented attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate equal to two percentage points over the prime rate of the Morgan Guaranty Trust Company of New York on the date such payment was required to be made.

                  7.02 Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 7.02 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

                  7.03 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  7.04 Public Announcements. The Company, on the one hand, and Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and, unless required by applicable law or regulation or the rules and regulations of any stock exchange on which any of their securities are traded, shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement.

                  7.05 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                  (a)    if to the Company, to it at:

                  Nimbus CD International Inc.
                  623 Welsh Run Road, Guildford Farm
                  Ruckersville, Virginia 22968

                  Attention:  L. Steven Minkel

                  with a copy to:

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, New York  10036
                  Attention:  William F. Wynne, Jr.

                  (b)    if to Parent, to it at:

                  Carlton Communications Plc
                  25 Knightsbridge
                  London SW1X 7RZ England

                  Attention:  David Abdoo

                  with a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York  10004

                  Attention:  David M. Kies

                  (c)    if to Sub, to it at:

                  Neptune Acquisition Corp.
                  3233 East Mission Oaks Blvd.
                  Camarillo, California 93012

                  Attention:  Thomas Collins

                  with a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York  10004

                  Attention:  David M. Kies

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

                  7.06 Entire Agreement. This Agreement and the annex, schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

                  7.07 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 4.11 hereof, shall inure to the benefit of the Persons benefiting from the provisions thereof who are specifically intended to be third party beneficiaries thereof, and, in each such case, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything in this Section 7.07 to the contrary, it is expressly understood that Parent and Sub may assign their respective rights, interests and obligations under this Agreement to any of their affiliates provided that such assignment shall not relieve Parent or Sub, as the case may be, from their obligations pursuant to this Agreement. Except as set forth above, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  7.08 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

                  7.09 Further Actions. Each of the parties hereto agrees that, subject to the terms of this Agreement and its obligations under applicable Law, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

                  7.10 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                  7.12 Applicable Law; Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this

Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 7.12 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purposes. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

                  7.13 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  7.14 Certain Definitions. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

                  (b) "subsidiary" with respect to the Company, shall mean and include (x) any partnership of which the Company or any subsidiary is a general partner or (y) any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of Parent, Sub and the Company has caused this Agreement to be executed by its respective officers thereunto duly authorized, all as of the date first above written.

                                CARLTON COMMUNICATIONS PLC


                                By___________________________
                                   Name:  B.A. Cragg
                                   Title:  Finance Director


                                NEPTUNE ACQUISITION CORP.


                                By___________________________
                                   Name:  O.F. Raimondo
                                   Title:  President


                                NIMBUS CD INTERNATIONAL, INC.


                                By___________________________
                                   Name:  L.J. Faulkner
                                   Title:  President and Chief Executive Officer

                                                                         ANNEX A

                  The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is appended and "Purchaser" shall be deemed to refer to Sub.

                  Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or subject to any applicable rules and regulations of the Commission, including Rule 14e-1c under the Exchange Act, pay for any shares of Common Stock tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (iii) if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

                  (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to or which would be reasonably likely to make illegal, impede, delay or otherwise directly or indirectly restrain or prohibit the Offer or the Merger or seeking to obtain material damages, (ii) seeking to compel Parent or Purchaser to dispose of, or hold separate (through the establishment of a trust or otherwise) material assets or properties or categories of assets or properties or businesses of Parent, the Company or any of their subsidiaries or to withdraw from one or more lines of business material to the Condition of Parent, the Company or any of their subsidiaries or to take any actions that, in the aggregate would be reasonably likely to materially impair Parent's ability to control, direct or manage on a day-to-day basis the business or affairs of the Company, (iii) seeking to impose limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Sub or Parent on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or Purchaser of any shares of Common Stock or (v) materially adversely affecting the Condition of the Company and its subsidiaries taken as a whole;

                  (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Purchaser, the

         Company or any subsidiary of the Company or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which would directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (v) of paragraph (a) above;

                  (c) any change shall have occurred (or any condition, event or development shall have occurred), that would have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole;

                  (d) except as to any such representation or warranty which speaks as of a specific date or for a specific period which must be true and correct in the following respects only as of such specific date or period, as of the date of the Merger Agreement and as of the scheduled expiration date the Offer (i) any one or more representations, warranties, covenants or agreements of the Company contained in the Merger Agreement that is qualified as to materiality shall be untrue, incorrect or breached in any respect except for such failures as would not be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or (ii) any one or more of such representations, warranties, covenants or agreements that is not so qualified shall be untrue incorrect or breached in any material respect which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole;

                  (e) (i) the Company or any of its subsidiaries or their Agents encourages, solicits or initiates the making of any Acquisition Proposal from any Person other than Parent or Sub or the Company or any of its subsidiaries or their Agents takes any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than as permitted by and in compliance with Section 4.07, (ii) the Company enters into any agreement with respect to or the making of an Acquisition Proposal, or (iii) if the Company's Board of Directors shall have (A) failed to recommend to the Company's stockholders that such stockholders tender their shares of Common Stock pursuant to the Offer and vote to approve and adopt this Agreement or
         (B) amends, withdraws or modifies such recommendation in a manner adverse to Parent and Sub or resolves to do so.

                  (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it and its subsidiaries under the Merger Agreement; or

                  (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions (including those set forth in clauses
(i)-(iii) above) are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser, or may be waived by the Parent or the Purchaser, in whole or in part at any time and from time to time in its sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.